EXHIBIT 21






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SUBSIDIARIES  OF  REGISTRANT

                             Jurisdiction         % Of
                                  of           Stock Owned       Other Names Under
Name of Subsidiary           Incorporation      By Parent        Which Do Business
---------------------------  -------------  -----------------  ---------------------
Delta Mills, Inc.            DE             100% owned by      Delta Mills Marketing
                                            Delta Woodside     Company
                                            Industries, Inc.

Nautilus                     VA             100% owned by
International, Inc.                         Delta Woodside
                                            Industries, Inc.

Delta Mills Marketing, Inc.  DE             100% owned by      Delta Mills Sales Co.
                                            Delta Mills, Inc.
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